Exhibit 99.1

ALTRIA REPORTS 2014 THIRD-QUARTER AND NINE-MONTH RESULTS;
REAFFIRMS 2014 FULL-YEAR EPS GUIDANCE

▪	Altria’s 2014 third-quarter reported diluted earnings per share (EPS) increased 1.4% to $0.71, as comparisons were affected by special items.

▪	Altria’s 2014 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 6.2% to $0.69.

▪	Altria’s 2014 nine-month reported diluted EPS decreased 4.5% to $1.93, as comparisons were affected by special items.

▪	Altria’s 2014 nine-month adjusted diluted EPS, which excludes the impact of special items, increased 5.5% to $1.91.

▪	In August 2014, Altria’s Board of Directors (Board) increased the regular quarterly dividend by 8.3% to $0.52 per share.

▪	Altria reaffirms its guidance for 2014 full-year reported diluted EPS to be in a range of $2.54 to $2.59.

▪	Altria reaffirms its guidance for 2014 full-year adjusted diluted EPS to be in a range of $2.54 to $2.59, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.38 in 2013.

RICHMOND, Va. - October 30, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2014 third-quarter and nine-month business results, and reaffirmed its guidance for 2014 full-year reported and adjusted diluted EPS.
“Our business results are on track,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “We grew adjusted diluted EPS 6.2% in the third quarter behind strong income performance by our smokeable products segment, our companies’ leading premium brands and the strength of our diverse business model. Nu Mark continued its national expansion of MarkTen and continues to develop a robust product pipeline,” said Mr. Barrington.

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on October 30, 2014 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com or via the Altria Investor app.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In August 2014, the Board increased the regular quarterly dividend by 8.3% to $0.52 per share versus the previous rate of $0.48 per share. The current annualized dividend rate is $2.08 per share. As of October 24, 2014, Altria’s annualized dividend yield was 4.4%. Altria paid $952 million in dividends in the third quarter and $2.9 billion in the first nine months of 2014. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
In the third quarter of 2014, Altria completed the prior $1 billion share repurchase program. In July 2014, the Board authorized a new $1 billion share repurchase program, which Altria expects to complete by the end of 2015. During the third quarter of 2014, Altria repurchased approximately 6.4 million shares of its common stock at an average price of $42.87 for a total cost of approximately $275 million. Altria had approximately $778 million remaining in the current $1 billion share repurchase program. The timing of share repurchases depends upon marketplace conditions and other factors. The program remains subject to the discretion of the Board.
Innovative Tobacco Products
Nu Mark LLC (Nu Mark) continued its national expansion of MarkTen e-vapor products during the third quarter of 2014. MarkTen achieved distribution in approximately 80,000 retail stores, primarily in the western half of the U.S. As of September 30, 2014, MarkTen continued to be ranked in the top three e-vapor brands in the western U.S. based on retail market share. Nu Mark plans to further expand MarkTen in the eastern half of the U.S. and complete its national expansion in the fourth quarter.
2014 Full-Year Guidance
Altria reaffirms its guidance for 2014 full-year reported diluted EPS to be in a range of $2.54 to $2.59. Altria’s full-year reported diluted EPS guidance reflects the impact of the special items shown in Table 1.
Altria also reaffirms its 2014 full-year adjusted diluted EPS guidance, which excludes special items, to be in a range of $2.54 to $2.59, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.38 in 2013. Altria expects stronger adjusted diluted EPS growth in the fourth quarter as compared to the first three quarters in 2014, driven by several factors, including a significantly lower fourth-quarter effective tax rate on operations compared to the fourth quarter of 2013 resulting from

Altria’s 2013 debt tender offer, and lower fourth-quarter costs in the smokeable products segment due to the end of the federal tobacco quota buy-out payments.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.54	to	$2.59	$2.26	12%	to	15%
NPM Adjustment Items			(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs			0.01	—
Tobacco and health litigation items			0.01	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			0.01	0.34
Tax items			(0.01)	(0.03)
Adjusted diluted EPS	$2.54	to	$2.59	$2.38	7%	to	9%

Altria expects that its 2014 full-year reported effective tax rate and effective tax rate on operations will be approximately 35%.
ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that these adjusted measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Altria’s 2014 third-quarter net revenues decreased by 0.9% to $6.5 billion. For the first nine months of 2014, Altria’s net revenues decreased by 0.7% to $18.3 billion. Altria’s revenues net of excise taxes of $4.8 billion and $13.3 billion were essentially unchanged for the third quarter and for the first nine months of 2014, respectively.
Altria’s 2014 third-quarter reported diluted EPS increased 1.4% to $0.71 driven by higher earnings from Altria’s equity investment in SABMiller, lower interest and other debt expense, a lower tax rate and fewer shares outstanding. These factors were mostly offset by gains on asset sales in 2013 at Philip Morris Capital Corporation (PMCC) and higher investment in innovative tobacco products in 2014. Altria’s third-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, increased 6.2% to $0.69 primarily driven by higher adjusted OCI in the smokeable products segment, lower interest and other debt expense, a lower tax rate and fewer shares outstanding. These factors were partially offset by gains on asset sales in 2013 at PMCC and higher investment in innovative tobacco products in 2014.
For the first nine months of 2014, Altria’s reported diluted EPS decreased 4.5% to $1.93 primarily driven by lower OCI in the smokeable products segment resulting from PM USA’s NPM Adjustment Items during the first nine months of 2013. Lower gains on asset sales at PMCC and higher investment in innovative tobacco products also contributed to lower reported diluted EPS for the first nine months of 2014. These factors were partially offset by lower interest and other debt expense, higher OCI from the smokeless products segment, a lower tax rate and fewer shares outstanding. Altria’s first-nine months adjusted diluted EPS grew 5.5% to $1.91, primarily due to higher adjusted OCI in the smokeable and smokeless products segments, lower interest and other debt expense, a lower tax rate and fewer shares outstanding. These factors were partially offset by lower gains on asset sales at PMCC and higher investment in innovative tobacco products.

Table 2 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Reported diluted EPS	$0.71	$0.70	1.4%	$1.93	$2.02	(4.5)%
NPM Adjustment Items	—	(0.05)		(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs	—	—		0.01	—
Tobacco and health litigation items	—	—		0.01	—
SABMiller special items	(0.01)	0.01		—	0.01
Tax items	(0.01)	(0.01)		(0.01)	(0.01)
Adjusted diluted EPS	$0.69	$0.65	6.2%	$1.91	$1.81	5.5%

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong adjusted OCI and adjusted OCI margin growth in both the third quarter and first nine months of 2014, primarily through higher pricing. PM USA grew Marlboro’s and its total cigarette category retail share in both the third quarter and first nine months.
The smokeable products segment’s net revenues increased 1.0% for the third quarter and were essentially unchanged for the first nine months driven by higher pricing mostly offset by lower volume. Revenues net of excise taxes increased 2.7% in the third quarter and 1.6% in the first nine months.
The smokeable products segment’s 2014 third-quarter reported OCI increased 0.8% primarily due to higher pricing, which was mostly offset by NPM Adjustment Items in 2013 and lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 9.0% and adjusted OCI margins expanded 2.5 percentage points to 44.3%.
For the first nine months of 2014, the smokeable products segment’s reported OCI decreased 5.7% primarily driven by the impact of NPM Adjustment Items in the first nine months of 2013 and lower reported shipment volume, partially offset by higher pricing. Adjusted OCI, which excludes the special items shown in Table 3, grew 6.3% primarily due to higher pricing, partially offset by lower reported shipment volume. Adjusted OCI margins expanded 2.0 percentage points in the first nine months of 2014 to 44.2%. Table 3 summarizes revenues and OCI for the smokeable products segment.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$5,859	$5,802	1.0%	$16,428	$16,448	(0.1)%
Excise taxes	(1,697)	(1,751)		(4,815)	(5,016)
Revenues net of excise taxes	$4,162	$4,051	2.7%	$11,613	$11,432	1.6%

Reported OCI	$1,840	$1,825	0.8%	$5,160	$5,471	(5.7)%
NPM Adjustment Items	—	(145)		(43)	(664)
Asset impairment, exit and implementation costs	2	—		(6)	2
Tobacco and health litigation items	3	13		22	18
Adjusted OCI	$1,845	$1,693	9.0%	$5,133	$4,827	6.3%
Adjusted OCI margins [1]	44.3%	41.8%	2.5 pp	44.2%	42.2%	2.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2014 third-quarter reported domestic cigarettes shipment volume decreased 2.8%, driven by the industry’s decline, partially offset by retail share gains. For the first nine months of 2014, PM USA’s reported domestic cigarettes shipment volume decreased 3.5% primarily due to the same factors. When adjusted for trade inventory changes and other factors, PM USA estimates that its third-quarter and first-nine months domestic cigarettes shipment volume decreased approximately 3% and 3.5%, respectively, and that total industry cigarette volumes declined approximately 3.5% in the third quarter and 4% for the first nine months of 2014.
Middleton’s reported cigars shipment volume increased 8.4% for the third quarter and 6.8% for the first nine months of 2014, driven by Black & Mild’s strong performance in the tipped cigars segment, including Black & Mild Jazz. Table 4 summarizes smokeable products segment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Cigarettes:
Marlboro	28,581	29,399	(2.8)%	81,076	83,953	(3.4)%
Other premium	1,848	2,016	(8.3)%	5,306	5,838	(9.1)%
Discount	2,736	2,702	1.3%	7,666	7,646	0.3%
Total cigarettes	33,165	34,117	(2.8)%	94,048	97,437	(3.5)%

Cigars:
Black & Mild	341	311	9.6%	931	874	6.5%
Other	6	9	(33.3)%	21	17	23.5%
Total cigars	347	320	8.4%	952	891	6.8%

Total smokeable products	33,512	34,437	(2.7)%	95,000	98,328	(3.4)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Marlboro gained 0.1 retail share point in both the third quarter and for the first nine months of 2014. PM USA grew its total retail share in the third quarter by 0.2 points and 0.3 points for the first nine months due to gains by Marlboro, and L&M in Discount, partially offset by share losses on other portfolio brands.
In the machine-made large cigars category, Black & Mild’s retail share was unchanged in the third quarter and declined 0.2 points for the first nine months of 2014. Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Percentage point change	2014	2013	Percentage point change
Cigarettes:
Marlboro	43.8%	43.7%	0.1	43.8%	43.7%	0.1
Other premium	2.9	3.0	(0.1)	2.9	3.1	(0.2)
Discount	4.2	4.0	0.2	4.2	3.8	0.4
Total cigarettes	50.9%	50.7%	0.2	50.9%	50.6%	0.3

Cigars:
Black & Mild	29.2%	29.2%	—	28.7%	28.9%	(0.2)
Other	0.5	0.2	0.3	0.4	0.2	0.2
Total cigars	29.7%	29.4%	0.3	29.1%	29.1%	—
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
In both the third quarter and for the first nine months of 2014, USSTC and PM USA grew adjusted OCI and expanded adjusted OCI margins. USSTC also increased Copenhagen and Skoal’s combined retail share in both periods.
The smokeless products segment’s 2014 third-quarter net revenues decreased 3.9% driven by lower volumes and higher promotional investments, partially offset by higher pricing. For the first nine months, net revenues grew 0.9% driven by higher pricing, partially offset by higher promotional spending. The smokeless products segment’s revenues net of excise taxes decreased 4.0% in the third quarter and increased 0.5% for the first nine months of 2014.
The smokeless products segment’s 2014 third-quarter reported OCI increased 1.1%, primarily driven by higher pricing and lower costs, partially offset by lower volume and higher promotional spending. For the first nine months reported OCI grew 4.6%, primarily driven by higher pricing, partially offset by higher promotional spending. Adjusted OCI for the smokeless products segment, which excludes the special items shown in Table 6, grew 0.7% in the third quarter and 4.4% for the first nine months of 2014. Adjusted OCI margins for the smokeless products segment expanded 3.1 percentage points to 64.9% in the third quarter and 2.4 percentage points to 64.6% for the first nine months of 2014. Table 6 summarizes revenues and OCI for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$466	$485	(3.9)%	$1,345	$1,333	0.9%
Excise taxes	(36)	(37)		(102)	(96)
Revenues net of excise taxes	$430	$448	(4.0)%	$1,243	$1,237	0.5%

Reported OCI	$280	$277	1.1%	$804	$769	4.6%
Asset impairment, exit and integration costs	(1)	—		(1)	—
Adjusted OCI	$279	$277	0.7%	$803	$769	4.4%
Adjusted OCI margins [1]	64.9%	61.8%	3.1 pp	64.6%	62.2%	2.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
USSTC and PM USA’s combined reported domestic smokeless products shipment volume decreased 4.6% in the third quarter of 2014 primarily driven by one less shipping week. USSTC and PM USA’s combined reported domestic smokeless products shipment volume increased 0.7% for the first nine months of 2014, as volume growth in Copenhagen was mostly offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume decreased 4.1% in the third quarter and increased 1.1% for the first nine months of 2014.
After adjusting for calendar differences and trade inventory changes, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew approximately 2.5% in the third quarter and 3% in the first nine months of 2014. USSTC and PM USA estimate that the smokeless products category volume grew approximately 3% over the last 12 months, reflecting slower industry volume growth in the past two quarters.

Table 7 summarizes volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change

Copenhagen	115.8	116.4	(0.5)%	334.7	316.6	5.7%
Skoal	68.3	75.6	(9.7)%	201.6	213.8	(5.7)%
Copenhagen and Skoal	184.1	192.0	(4.1)%	536.3	530.4	1.1%
Other	18.9	20.8	(9.1)%	56.6	58.6	(3.4)%
Total smokeless products	203.0	212.8	(4.6)%	592.9	589.0	0.7%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.4 share points to 51.3% in the third quarter of 2014, the highest combined retail share since the acquisition of UST LLC in 2009. Copenhagen’s retail share grew 1.4 share points in the third quarter and 1.6 share points for the first nine months, driven primarily by Copenhagen Long Cut Wintergreen. Skoal’s retail share declined 1.0 share point in the third quarter and 1.1 share points for the first nine months of 2014.
USSTC and PM USA’s combined smokeless products retail share for the third quarter of 2014 increased 0.3 share points, as retail share gains for Copenhagen were mostly offset by share losses for Skoal and Other portfolio brands. For the first nine months of 2014, USSTC and PM USA’s combined smokeless products retail share was up 0.1 share point to 55.1%. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Percentage point change	2014	2013	Percentage point change

Copenhagen	31.1%	29.7%	1.4	30.7%	29.1%	1.6
Skoal	20.2	21.2	(1.0)	20.5	21.6	(1.1)
Copenhagen and Skoal	51.3	50.9	0.4	51.2	50.7	0.5
Other	4.1	4.2	(0.1)	3.9	4.3	(0.4)
Total smokeless products	55.4%	55.1%	0.3	55.1%	55.0%	0.1
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew 2014 third-quarter net revenues and OCI by 3.4% and 10.7%, respectively, primarily due to increased shipments. For the first nine months, net revenues grew by 4.1% primarily due to increased shipments and higher pricing. Ste. Michelle’s OCI grew by 11.0% in the first nine months due to higher pricing and increased shipments, partially offset by higher costs. Revenues net of excise taxes increased 3.5% in the third quarter and 4.3% for the first nine months of 2014. Ste. Michelle’s OCI margins expanded 1.3 percentage points in the third quarter to 20.9% and 1.2 percentage points in the first nine months to 19.6%. Table 9 summarizes revenues and OCI for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$153	$148	3.4%	$428	$411	4.1%
Excise taxes	(5)	(5)		(15)	(15)
Revenues net of excise taxes	$148	$143	3.5%	$413	$396	4.3%

Reported and Adjusted OCI	$31	$28	10.7%	$81	$73	11.0%
OCI margins [1]	20.9%	19.6%	1.3 pp	19.6%	18.4%	1.2 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle grew wine shipment volume by 4.2% for the third quarter, as increased volume of Chateau Ste. Michelle and 14 Hands were partially offset by declines in Columbia Crest. For the first nine months, wine shipment volume increased 2.5% driven by increased volume of Chateau Ste. Michelle and 14 Hands partially offset by declines in Columbia Crest and Other brands. Table 10 summarizes Ste. Michelle’s reported shipment volume performance.

Table 10 - Wine: Shipment Volume (cases in thousands)

	Third Quarter			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change

Chateau Ste. Michelle	704	680	3.5%	2,008	1,864	7.7%
Columbia Crest [1]	230	249	(7.6)%	608	701	(13.3)%
14 Hands	369	296	24.7%	1,126	949	18.7%
Other [1]	648	647	0.2%	1,799	1,894	(5.0)%
Total Wine	1,951	1,872	4.2%	5,541	5,408	2.5%
1 Two Vines is no longer sold under the Columbia Crest brand. Effective January 1, 2014, shipment volume for Two Vines is included in Other. Prior-period shipment volume for Columbia Crest and Other have been adjusted to reflect this change.

Altria’s Profile
Altria owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013, and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$6,491	$6,553	(0.9)%
Cost of sales [1]	2,079	1,939
Excise taxes on products [1]	1,738	1,793
Gross profit	2,674	2,821	(5.2)%
Marketing, administration and research costs	605	599
Asset impairment and exit costs	7	—
Operating companies income	2,062	2,222	(7.2)%
Amortization of intangibles	5	5
General corporate expenses	53	60
Changes to Mondelēz and PMI tax-related receivables/payables	5	25
Operating income	1,999	2,132	(6.2)%
Interest and other debt expense, net	213	269
Earnings from equity investment in SABMiller	(328)	(255)
Earnings before income taxes	2,114	2,118	(0.2)%
Provision for income taxes	717	722
Net earnings attributable to Altria Group, Inc.	$1,397	$1,396	0.1%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.71	$0.70	1.4%

Weighted-average diluted shares outstanding	1,976	1,998	(1.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$5,859	$466	$153	$13	$6,491
2013	5,802	485	148	118	6,553
% Change	1.0%	(3.9)%	3.4%	(89.0)%	(0.9)%

Reconciliation:
For the quarter ended September 30, 2013	$5,802	$485	$148	$118	$6,553
Operations	57	(19)	5	(105)	(62)
For the quarter ended September 30, 2014	$5,859	$466	$153	$13	$6,491

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$1,840	$280	$31	$(89)	$2,062
2013	1,825	277	28	92	2,222
% Change	0.8%	1.1%	10.7%	(100)%+	(7.2)%

Reconciliation:
For the quarter ended September 30, 2013	$1,825	$277	$28	$92	$2,222
NPM Adjustment Items - 2013	(145)	—	—	—	(145)
Tobacco and health litigation items - 2013	13	—	—	—	13
	(132)	—	—	—	(132)

Asset impairment, exit, integration and acquisition-related costs - 2014	(2)	1	—	(14)	(15)
Tobacco and health litigation items - 2014	(3)	—	—	—	(3)
	(5)	1	—	(14)	(18)
Operations	152	2	3	(167)	(10)
For the quarter ended September 30, 2014	$1,840	$280	$31	$(89)	$2,062

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$18,264	$18,386	(0.7)%
Cost of sales [1]	5,799	5,210
Excise taxes on products [1]	4,932	5,127
Gross profit	7,533	8,049	(6.4)%
Marketing, administration and research costs	1,632	1,550
Asset impairment and exit costs	(1)	1
Operating companies income	5,902	6,498	(9.2)%
Amortization of intangibles	15	15
General corporate expenses	174	173
Changes to Mondelēz and PMI tax-related receivables/payables	5	25
Operating income	5,708	6,285	(9.2)%
Interest and other debt expense, net	596	794
Earnings from equity investment in SABMiller	(753)	(738)
Earnings before income taxes	5,865	6,229	(5.8)%
Provision for income taxes	2,031	2,182
Net earnings attributable to Altria Group, Inc.	$3,834	$4,047	(5.3)%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.93	$2.02	(4.5)%

Weighted-average diluted shares outstanding	1,981	2,001	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$16,428	$1,345	$428	$63	$18,264
2013	16,448	1,333	411	194	$18,386
% Change	(0.1)%	0.9%	4.1%	(67.5)%	(0.7)%

Reconciliation:
For the nine months ended September 30, 2013	$16,448	$1,333	$411	$194	$18,386
Operations	(20)	12	17	(131)	(122)
For the nine months ended September 30, 2014	$16,428	$1,345	$428	$63	$18,264

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$5,160	$804	$81	$(143)	$5,902
2013	5,471	769	73	185	$6,498
% Change	(5.7)%	4.6%	11.0%	(100)%+	(9.2)%

Reconciliation:
For the nine months ended September 30, 2013	$5,471	$769	$73	$185	$6,498
NPM Adjustment Items - 2013	(664)	—	—	—	(664)
Asset impairment, exit and implementation costs - 2013	2	—	—	—	2
Tobacco and health litigation items - 2013	18	—	—	—	18
	(644)	—	—	—	(644)

NPM Adjustment Items - 2014	43	—	—	—	43
Asset impairment, exit, integration and acquisition-related costs - 2014	6	1	—	(23)	(16)
Tobacco and health litigation items - 2014	(22)	—	—	—	(22)
	27	1	—	(23)	5
Operations	306	34	8	(305)	43
For the nine months ended September 30, 2014	$5,160	$804	$81	$(143)	$5,902

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,697	$1,751	$4,815	$5,016
Smokeless products	36	37	102	96
Wine	5	5	15	15
	$1,738	$1,793	$4,932	$5,127

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,273	$1,133	$3,528	$2,969
Smokeless products	3	3	10	9
	$1,276	$1,136	$3,538	$2,978

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$65	$59	$188	$176
Smokeless products	—	1	2	2
	$65	$60	$190	$178

[1] Amounts include a pre-tax credit of $145 million for the three months ended September 30, 2013, and $43 million and $664 million for the nine months ended September 30, 2014 and 2013, respectively, related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2014 Net Earnings	$1,397	$0.71
2013 Net Earnings	$1,396	$0.70
% Change	0.1%	1.4%

Reconciliation:
2013 Net Earnings	$1,396	$0.70

2013 NPM Adjustment Items	(93)	(0.05)
2013 Tobacco and health litigation items	10	—
2013 SABMiller special items	9	0.01
2013 Tax items	(25)	(0.01)
Subtotal 2013 special items	(99)	(0.05)

2014 Asset impairment, exit, integration and acquisition-related costs	(10)	—
2014 Tobacco and health litigation items	(2)	—
2014 SABMiller special items	28	0.01
2014 Tax items	19	0.01
Subtotal 2014 special items	35	0.02

Fewer shares outstanding	—	0.01
Change in tax rate	21	0.01
Operations	44	0.02
2014 Net Earnings	$1,397	$0.71

2014 Net Earnings Adjusted For Special Items	$1,362	$0.69
2013 Net Earnings Adjusted For Special Items	$1,297	$0.65
% Change	5.0%	6.2%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2014 Net Earnings	$3,834	$1.93
2013 Net Earnings	$4,047	$2.02
% Change	(5.3)%	(4.5)%

Reconciliation:
2013 Net Earnings	$4,047	$2.02

2013 NPM Adjustment Items	(427)	(0.21)
2013 Asset impairment, exit and implementation costs	1	—
2013 Tobacco and health litigation items	14	—
2013 SABMiller special items	16	0.01
2013 Tax items	(25)	(0.01)
Subtotal 2013 special items	(421)	(0.21)

2014 NPM Adjustment Items	56	0.03
2014 Asset impairment, exit, integration and acquisition-related costs	(11)	(0.01)
2014 Tobacco and health litigation items	(25)	(0.01)
2014 SABMiller special items	7	—
2014 Tax items	19	0.01
Subtotal 2014 special items	46	0.02

Fewer shares outstanding	—	0.02
Change in tax rate	42	0.02
Operations	120	0.06
2014 Net Earnings	$3,834	$1.93

2014 Net Earnings Adjusted For Special Items	$3,788	$1.91
2013 Net Earnings Adjusted For Special Items	$3,626	$1.81
% Change	4.5%	5.5%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$2,241	$3,175
Inventories	1,890	1,879
Deferred income taxes	1,095	1,100
Other current assets	436	436
Property, plant and equipment, net	1,998	2,028
Goodwill and other intangible assets, net	17,339	17,232
Investment in SABMiller	6,640	6,455
Finance assets, net	1,773	1,997
Other long-term assets	670	557
Total assets	$34,082	$34,859

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,300	$525
Accrued settlement charges	3,139	3,391
Other current liabilities	2,928	3,142
Long-term debt	12,693	13,992
Deferred income taxes	6,829	6,854
Accrued postretirement health care costs	2,150	2,155
Accrued pension costs	215	212
Other long-term liabilities	502	435
Total liabilities	29,756	30,706
Redeemable noncontrolling interest	35	35
Total stockholders’ equity	4,291	4,118
Total liabilities and stockholders’ equity	$34,082	$34,859

Total debt	$13,993	$14,517